EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 and related prospectuses (Registration Nos. 333-122386 and 333-125861) of RegeneRx Biopharmaceuticals, Inc. of our report dated March 20, 2006 with respect to the 2004 and 2005 financial statements of RegeneRx Biopharmaceuticals included in this Annual Report (Form 10-KSB).

/s/ Reznick Group, P.C.

Bethesda, Maryland
March 31, 2006